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                                                                  EXHIBIT 5.1

                               September 13, 1999

SourcingLink.net, Inc.
650 Castro Street, Suite 210
Mountain View, CA 94041

     RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-3 (the "Registration Statement") being filed by SourcingLink.net,Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,250,064 shares of the Company's common stock, $0.001 par value ("Common Stock") which were issued to the stockholders in connection with a private offering of such shares completed on August 9, 1999. The shares of Common Stock may be offered for resale from time to time by and for the account of the Selling Stockholders of the Company as named in the Registration Statement.

     We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that 1,250,064 shares of Common Stock covered by the Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           STRADLING YOCCA CARLSON & RAUTH


                                           /s/ STRADLING YOCCA CARLSON & RAUTH